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                 May 3, 2021

       David Chasteen
       Chief Executive Officer
       Cipherloc Corporation
       6836 Bee Cave Road, Bldg. 1, S#279
       Austin, TX 78746

                                                        Re: Cipherloc
Corporation
                                                            Registration
Statement on Form S-1
                                                            Filed April 30,
2021
                                                            File No. 333-255629

       Dear Mr. Chasteen:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
       Woo, Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              David M. Loev